Exhibit 10.3

DATED THIS 4th DAY OF December 2023

BETWEEN

“Landlord”

PLATINUM28 PTE LTD

28 Genting Lane

#09-08 Platinum28

Singapore 349585

(Unique Entity Number : 201026360W)

AND

“Tenant”

EVVO LABS PTE LTD

28 Genting Lane

#05-07 Platinum28

Singapore 349585

(Unique Entity Number : 201118918G)

LEASE

#05-07

PLATINUM 28

TENANCY AGREEMENT

THIS TENANCY AGREEMENT is made the 4th day of December Two Thousand Twenty-Three (2023) between:-

1.	PLATINUM28 PTE LTD, a company incorporated in the Republic of Singapore and having its registered office at No. 28 Genting Lane, #09-08 Platinum28, Singapore 349585 (hereinafter called the “Landlord”) of the one part; and

EVVO LABS PTE LTD (Unique Entity No: 201118918G) a company incorporated in the Republic of Singapore and having its registered office at 28 Genting Lane #05-17 Singapore 349585 (hereinafter called the “Tenant”) of the other part.

WITNESSETH as follows:-

1.	DEMISE

In consideration of the rents and service charges hereinafter reserved and the Tenant’s covenants hereinafter contained, the Landlord hereby lets and the Tenant hereby takes all the premises more particularly described in item 1 of the Schedule hereto (hereinafter called the “Premises”) being part of the Building known as PLATINUM 28 (hereinafter called the “Building”) together with (but to the exclusion of all other liberties, easements, rights or advantages and subject always to the Landlord’s absolute right to refuse access hereinafter contained):-

(1)	the right for the Tenant and others duly authorised by the Tenant but only so far as necessary and as the Landlord can lawfully grant the same of ingress to and egress from the Premises in over and along all the usual entrances landings passenger lifts and passageways leading thereto in common with the Landlord and all others so authorised by the Landlord and all other persons entitled thereto;

(2)	the right for the Tenant and others duly authorised by the Tenant to the use of such sufficient toilet facilities in the Premises as shall be designated from time to time by the Landlord but such use shall be in common with the Landlord and all others so authorised by the Landlord and all other persons so entitled thereto.

Excepting and Reserving unto the Landlord the free and uninterrupted use of all Pipes, water, gas, sewage, electricity, air-conditioning services, telephone and other services or supplies in and through the pipes and ancillary apparatus which now are or may during the Term be in, on, above or under the Premises TO HOLD the Premises unto the Tenant for the term stated in item 2 of the Schedule hereto (hereinafter called the “Term”) commencing on the date stated in item 2 of the Schedule hereto (hereinafter called the “Commencement Date”) YIELDING AND PAYING THEREFOR unto the Landlord during the Term, the monthly rent, service charge and other sums as hereinafter provided.

2.	COVENANT TO PAY RENT ETC.

(1)	During the whole of the Term, the Tenant shall pay to the Landlord the rent hereinafter reserved (hereinafter called the “Rent” and service charge monthly (and proportionally for any part of a month) in advance on the first day of each and every month, the first payment of the Rent and service charge to be made on or before the Commencement Date and each subsequent payment to be made on the first day of every succeeding month PROVIDED that in the event the Commencement Date falls on a day other than the first day of a month, the Tenant shall pay to the Landlord pro-rated rent and service charge calculated from and including the Commencement Date up to the day immediately before the first day of the following month and thereafter all payments shall be made on the first day of each succeeding month. The Tenant’s obligations to pay the Rent, service charge, and other sums under this Agreement shall each constitute a separate and independent obligation binding on the Tenant and the Landlord shall be entitled without reference to and notwithstanding any other provision of this Agreement, to enforce such obligations against the Tenant in any court of Singapore.

(2)	The Tenant shall pay to the Landlord as gross rent:-

(a)	Rent

During the Term, the monthly rent as stated in item 3 of the Schedule hereto;

(b)	Service Charge

During the Term, the monthly service charge as stated in item 4 of the Schedule hereto (hereinafter called the “service charge”).

3.	CALCULATION OF SERVICE CHARGE

The monthly service charge is calculated at the rate as stated in item 4 of the Schedule hereto on the area of the Premises estimated for the purpose of the Term as representing the apportioned outgoings of the Building attributable to the Premises and shall be subject to the following provisions:-

(1)	Revision of Service Charge

The service charge is an estimate only and the Landlord shall be entitled as of any time and from time to time during the Term to revise the service charge by serving a notice on the Tenant of such intention. The said notice shall be accompanied by a certificate from the Landlord and shall be conclusive and binding on the Tenant.

(2)	Payment of Service Charge

If on revision there is any increase in the outgoings of the Building the Tenant shall pay an additional service charge in each and every month representing the apportioned extra outgoings of the Building as are attributable to the Premises at the same time and in the same manner as hereinbefore mentioned with regard to the service charge and such increase shall take effect as from the date specified in the Landlord’s notice. For the purpose of ascertaining the additional service charge payable under the provision aforesaid all increases in the outgoings of the Building shall be apportioned in the proportion by which the floor area of the Premises bears to the total area of the rentable floor area of the Building and a statement by the Landlord as to the increase of the outgoings of the Building and the apportionment thereof (save for manifest error) shall be accepted by the Tenant as final and binding.

(3)	Outgoings

The term “outgoings of the Building” where used in this Agreement shall mean the total sum of all outgoings, costs and expenses of the Landlord assessed or assessable, charge or chargeable, paid or payable or otherwise incurred in respect of the Building and the land on which it is erected, the control, management and maintenance thereof and the provision of the services for tenants or occupiers of the Building. Provided that if the Tenant shall fail to pay the service charge as and when it is due the Landlord shall be entitled to terminate the provision to the Premises of any services generally provided for tenants or occupiers of the Building.

4.	DEPOSIT

(1)	The Tenant shall pay on or before the signing of this Agreement and maintain throughout the Term the deposit as stated in item 5 of the Schedule hereto, being a sum equivalent to three (3) months rent and three (3) months service charge (hereinafter collectively called the “deposit”) which shall be held by the Landlord as security for the due observance and performance by the Tenant of all and singular the several covenants, conditions, stipulations and agreements on the part of the Tenant herein contained.

(2)	If the Tenant shall at any time fail to observe or perform any of its obligations and agreements herein contained, the Landlord may, at its option, appropriate and apply all or any part of the deposit to compensate the Landlord for its loss or damage or provide for any contingent liability incurred by the Landlord arising from the breach of any of the obligations and agreements on the part of the Tenant to be observed and performed.

(3)	Any appropriation by the Landlord of the deposit in terms of sub-clause (2) of this Clause shall not be deemed to be a waiver by the Landlord of any non-payment non-observance or non-performance on the part of the Tenant and shall not preclude the Landlord from exercising any of its other rights and remedies.

(4)	In the event the Landlord appropriates or applies the deposit in terms of sub-clause (2) of this Clause, the Tenant shall immediately pay to the Landlord a sufficient amount to restore the deposit to the amount equivalent to three (3) months rent and three (3) months service charge.

(5)	In the event the service charge shall be increased by the Landlord upon revision under Clause 3 hereof or the rent and/or service charge, the Tenant shall pay to the Landlord the difference between the equivalent of three (3) months rent and three (3) months service charge so increased and the equivalent of the original three (3) months rent and three (3) months service charge as additional security.

(6)	The Tenant shall not be entitled to off-set any rent and service charge due hereunder against all or any part of the deposit.

(7)	The deposit shall be refunded to the Tenant (free of interest) after the expiry or sooner determination of the Term subject to any deduction for any breach or non-observance of the covenants and conditions on the part of the Tenant to be observed and performed herein contained.

(8)	In the event of a reduction in the amount of the deposit by the Landlord or the monthly rent and/or monthly service charge being increased in accordance with the provisions of this Agreement, the Tenant shall forthwith pay to the Landlord an additional amount so that the deposit shall at any time be equivalent to three (3) months’ rent and three (3) months’ service charge.

5.	TENANT’S COVENANTS

The Tenant hereby covenants with the Landlord as follows:-

(1)	Rent and Service Charge

To pay the rent and service charge hereby reserved on the days and in the manner aforesaid without any deduction or set-off (whether of a legal or equitable nature or otherwise) counterclaim or demand whatsoever.

(2)	Deposit

To pay the deposit in accordance with Clause 4 hereof.

(3)	Increase in Property Tax

(a)	To pay any increase in property tax or other imposition of a like nature by whatever name called during the Term over and above the amount of such tax payable in respect of the Premises as at the Commencement Date whether by way of an increase in the rate of tax or composition or an increase in the annual value and to pay any imposition (including surcharge on property tax) by whatever name called which may hereafter be levied on the Premises. In the event of the Premises not being separately assessed but the Building as a whole then, for the purpose of ascertaining the additional or other amount payable by the Tenant under this Clause any such increase in property tax or outgoing shall be apportioned and the Tenant shall pay such proportion thereof as the floor area of the Premises bears to the total area of the rentable floor space in the Building such apportionment to be calculated by the Landlord and notified to the Tenant and a statement from the Landlord to the Tenant as to the additional property tax or outgoing payable shall be accepted by the Tenant as final and binding.

(4)	Utilities and Taxes

To pay for all charges including any taxes now or in the future imposed in respect of water, gas, electricity, and any other service supplied and separately metered to the Premises which shall be charged by the relevant authorities or other appropriate authority corporation or body to the Tenant. In the event of such water, gas, electricity or other services not being supplied and metered separately to the Premises, the Tenant shall pay a proportionate part of the costs thereof, such costs to be calculated by the Landlord and notified to the Tenant and a statement from the Landlord to the Tenant of such costs and the apportionment thereof shall be accepted by the Tenant as final and binding. In the event of the relevant authorities or other appropriate authority corporation or body responsible for the supply of electricity gas water and any other service supplied and used in the Building increasing the charges, such increase in charges as calculated by the Landlord and notified to the Tenant and a statement from the Landlord to the Tenant of such increase shall be accepted by the Tenant as final and binding.

(5)	Telephones and Telecommunication

(a)	Subject to the written approval of the Landlord, to install at the Tenant’s own cost and expenses all telephones and other telecommunication facilities and all such works shall be carried out by workmen of or engaged by the Singapore Telecommunication or such other appropriate authority corporation or body or in the absence of such workmen, by a contractor nominated by the Landlord. All costs incurred by the Landlord under this sub-clause shall be for the account of the Tenant.

(b)	Not to install within the ducts intended for the carriage of telephone wires any wire other than those installed by the Singapore Telecommunication or other appropriate authority corporation or body.

(6)	Internal Fittings and Works

(a)	Not without the prior written approval of the Landlord to carry out within the Premises all or any of the following works:-

(i)	partitioning within the Premises;

(ii)	installation of all electrical wiring conduits etc. for additional power points light fittings and all other ceiling fixtures and fittings apart from those standard fixtures and fittings supplied and installed by the Landlord;

(iii)	all mechanical works of any kind whatsoever;

(iv)	provisions of tile (ceramic vinyl or otherwise) and other floor covering or finishes of whatever kind;

(v)	marking paintings, drilling or defacing any walls, ceilings, partitions, floors, wood, glass, windows, curtain wall, cladding or other parts of the Premises;

(vi)	all alteration works relating to the existing ceiling fixtures flooring and fittings for lighting air-conditioning as installed by the Landlord;

(b)	To use for carrying out the above installations partitioning and other works approved by the Landlord materials of such standard as to type quality colour and size as the Landlord its architect engineer or other consultants shall approve and cause such installations partitioning and other works to be carried out in the Premises in accordance with plans and specifications that shall have received the prior written approval of the Landlord its architect engineer or other consultant and the relevant government and/or statutory authorities.

(c)	Not to effect the abovementioned installations partitioning and other works except:-

(i)	in the case of any electrical, plumbing or air-conditioning works or installations, including Pipes, by a contractor nominated or approved by the Landlord and appointed by the Tenant at the Tenant’s own cost and expense;

(ii)	in all other cases by a contractor appointed by the Tenant at the Tenant’s own cost and expense and approved by the Landlord;

(iii)	in every case, in accordance with approved plans and specifications and under the supervision of any architect engineer or other consultant appointed by the Landlord; and

(iv)	in any case where the approval of the relevant authorities is required with such approval

(d)	To pay the Landlord all the fees of any architect engineer or other consultant employed by the Landlord for the purpose of considering approving and supervising the plans specifications materials and all works carried out by the Tenant and all other costs charges and expenses incurred by the Landlord in connection therewith.

(7)	Alterations

(a)	Not without the prior written consent of the Landlord to make any alterations or addition affecting the structure or exterior of the Premise or the appearance of the Premise as seen from the exterior of the Premises.

(b)	Not without the prior written consent of the Landlord to make any other alterations or additions to the Premises which (i) affect or are likely to affect the mechanical and electrical systems of the Premises or of the Building or (ii) on the basis of prevailing government or local authorities’ rules, regulations and requirements, would require approval of the relevant government or local authorities before such alterations or additions can be implemented. For the purpose of seeking the Landlord’s consent herein, the Tenant shall submit to the Landlord all plans, layouts, designs, drawings, specifications and details or proposed materials to be used for any proposed alterations and additions. The Landlord shall be entitled to engage its own architect, engineer or other consultant(s) for the purpose of considering the plans, specifications and materials relating to the proposed alterations or additions referred to in Sub-Clauses (a) and (b) of this Clause and for the purpose of supervising all works carried out by the Tenant, the fees and expenses of such architect, engineer and consultants(s) incurred in connection therewith shall be borne by the Tenant and forthwith paid by the Tenant to the Landlord within seven (7) days of the Landlord’s demand. If the Tenant fails to make payment on due date, the Landlord may effect payment of the same and all expenses so incurred by the Landlord, shall be recoverable from the Tenant as if they were rent in arrears.

(8)	Tenantable Repair

(a)	To keep the interior of the Premises including the flooring and interior plaster or other surface material or rendering on wall and ceilings and the Landlord’s fixtures therein including doors windows glass locks fastenings electric wires and installations and fittings for light power and air-conditioning all mechanical and electrical installations including but not limited to lifts, fire protection systems, plumbing and sanitary systems, drains, sewers, conduits, flues, gutters, pipes cables, wires within and/or serving the Premises in a clean and good state of tenantable repair and condition (fair wear and tear excepted) and to make good to the satisfaction of the Landlord any damage or breakage caused to any part of the Premises or to the Landlord’s fixtures and fitting therein. For avoidance of doubt, doors and windows with one face inside and the other face outside the Premises shall be deemed to be interior fixtures for the purpose of this clause

(b)	Maintenance of Air Con Unit

The Tenant shall at their own cost take up a servicing contract with Landlord’s appointed contractor during the lease term in maintaining the air-conditioning system.

(9)	Access for Cleaning

To allow the person or persons for the time being having the contract for the cleaning of the Building and its or their servants workmen employees agents contractors and subcontractors free ingress to and egress from the Premises PROVIDED ALWAYS that the Landlord shall not be liable for any misconduct or negligent act or default of the said cleaning contractor or its agents, servants or employees.

(10)	Notice of Damage or Defects

(b)	Forthwith to give notice to the Landlord or its building supervisor of any defects or damage to the Premises and of any accident to or defect in the Pipes or any other fittings fixtures or other facilities provided by the Landlord.

(c)	To make good to the satisfaction of the Landlord any damage or breakage caused to any part of the Premises, and/or the Building and/or the Landlord’s fixtures and fittings by the transportation of the Tenant’s goods or effects or as a consequence of any neglect or malicious act or default of the Tenant, its employees, agents, invitees, licensees or independent contractors or howsoever caused.

(11)	Access to Premises

To permit the Landlord and its duly authorised agents with or without workmen and others employed by the Landlord with or without appliances at all reasonable times (and at any time in the case of an emergency) to;-

11.1 (a)	enter upon the Premises to examine the state and condition thereof and/or to do such works and things as may be required for any repair alteration cleaning maintenance or improvement to the Premises or any other part or part of the Building; or

11.1 (b)	forthwith to repair and mend in a proper and workmanlike manner any defect for which the Tenant is liable and of which written notice shall be given to the Tenant or left on the Premises and to pay the Landlord’s costs of inspection or otherwise in respect of the preparation of any such notice and if the Tenant shall not within fourteen (14) days after the service of such notice proceed diligently with the execution of such works, then the Landlord may (though it is not obliged to do so) enter upon the Premises and execute such repair of works and the costs thereof shall be debt due from the Tenant to the Landlord and recoverable forthwith as such and the Landlord shall be entitled to deduct such debt from the Deposit.

11.2	The Tenant hereby irrevocably consents and authorizes the Landlord to force open and enter the Premises to effect any inspections and/or repairs:-

(a)	after any relevant notice under clause 11.1 (b) has expired; or

(b)	or in the case of an emergency, or for the purposes of abating any nuisance without prior notice

(12)	Permitted Use

(a)	Not to use or permit to use the Premises, or any part thereof otherwise than for the purpose specified in item 6 of the Schedule hereto (hereinafter called the “permitted use”) under the name and style stated in item 7 of the Schedule hereto. In the event the Tenant ceases to operate the Premises as aforesaid, the Landlord shall be entitled to forfeit the Deposit paid hereunder and terminate this Agreement but without prejudice to any right of action of the Landlord in respect of any antecedent breach of the provisions and conditions of this Agreement by the Tenant and without prejudice to any other rights at law or in equity which the Landlord may have against the Tenant.

(b)	The Tenant shall at its own expense apply to the relevant authorities for the permitted use and shall not continue its business operation on the Premises until it obtains all approvals as may be necessary for the permitted use from the relevant authorities and the Tenant shall forward copies of such approvals to the Landlord forthwith before commencing business.

(c)	The Tenant shall be responsible for obtaining and keeping in force all governmental approvals, licences and permits necessary for the conduct of its business at the Premises and for ensuring that the terms and conditions of such approvals, licences and permits are strictly adhered to and shall indemnify the Landlord against any consequences or proceedings arising from the Tenant’s default in complying with the provisions of this sub-clause.

(13)	Dangerous Goods and Unlawful Storage

(a)	Not to store or bring upon the Premises or any part thereof or upon the Building or the land on which it is erected any goods or thing which in the opinion of the Landlord are of an obnoxious dangerous or hazardous nature or any explosive or combustible substance and any unlawful goods or substance or the use of which may contravene any stature or regulation or law.

(b)	Not to use or permit to be used or to be brought onto the Premises any liquefied petroleum gas.

(14)	Unlawful immoral use or nuisance

Not to use the Premise or any part thereof for any unlawful or immoral purpose or offensive trade and not to do or permit or suffer to be done any act or thing which may be or become a nuisance to or give cause for reasonable complaint from the occupiers of adjoining premises or of other parts of the Building or of neighbouring buildings.

(15)	Infectious Illness

In the event of any infectious illness occurring in the Premises forthwith to give notice thereof to the Landlord and to the proper public authorities and at the expense of the Tenant to thoroughly fumigate and disinfect the Premises to the satisfaction of the Landlord and such public authorities and otherwise comply with their requirements with regard to the same.

(16)	Pests and vermins

To keep the Premises free of rodents vermins insects pests and animals and to enter into and maintain throughout the Term at the Tenant’s sole cost and expense a contract with a general pest exterminator as approved by the Landlord containing terms and conditions acceptable to the Landlord including a provision that the pest exterminator shall service the Premises at least once a month and to forthwith furnish copies of the said contract and all renewals thereof to the Landlord. In the event of the Tenant failing to comply with the provisions of this sub-clause, the Landlord shall be entitled to employ such pest exterminators as the Landlord thinks fit to rid the Premises of such pests and animals and the Landlord shall be entitled to recover the costs thereof from the Tenant as a debt.

(17)	Disposal of rubbish

Not to throw or deposit or permit to be thrown or deposited any rubbish dirt dust or other material other than in the receptacles designated for such use and/ or in the bin centre located on the ground floor.

To make good and sufficient provision for the safe and efficient disposal of all waste generated at the Premises including but not limited to pollutants accordingly to the requirements and to the satisfaction of the Landlord and/ or relevant Government authorities PROVIDED THAT in the event of any default by the Tenant under this covenant the Landlord may carry out such remedial measures as it thinks necessary and all cost and expenses incurred thereby shall be recoverable from the Tenant as a debt.

(18)	Obstruction of windows etc.

Not to cover or obstruct or permit or suffer to be covered or obstructed in any manner whether by any article or thing the windows or skylights or ventilation shafts or air-inlets or outlets which reflect or admit light or enable air to flow into or out of the Premises.

(19)	Obstruction of way

Not to obstruct in any manner howsoever the Common Area including the entrances exits driveways and footways of and leading to the Building and/or the land on which its is erected and to keep all internal and external parts of the Building and the land clear and free of all obstruction at all times.

(20)	Sale and Promotional Events

Without prior approval of the Landlord,

(a)	Not to permit or suffer to be carried on any sale or promotional events upon the Premises or any part of the Building.

(b)	Not to use or permit or suffer the Premises or any part thereof or the Common Area to be used for any auction sale or any sale designated as a fire, bankruptcy or closing down sale or described by reference to any other similar adversity or catastrophe or any type of public entertainment.

(21)	Exhibition

Not to hold in or on the Premises any exhibition, public meeting or public entertainment.

(22)	Livestock

Not to permit livestock of any kind to be kept on the Premises.

(23)	Structural Loading

Not to load or use the floors, walls, ceilings, or structure of the Premises in any manner which will cause strain, damage or interference with the structural parts, loadbearing framework, roof, foundations, joists and external walls of the Premises and without prejudice to the generality of the foregoing, not to load or permit or suffer to be loaded on any part of the floors of the Building or the Premises to a weight greater than the load capacity prescribed by the Landlord.

(24)	Ventilation

Not to use or permit to be used any heating or cooling devices or any other devices or machines which may interfere with or which imposes an additional loading on any ventilation, air-conditioning or other plant or machinery serving the Building.

(25)	No Residence

Not to allow any person to sleep in the Premises and not to use the Premises for residential purposes.

(26)	Hygienic Condition

To keep the Premise and every part thereof clear and in the fullest possible hygienic condition and to keep all air-cleaning devices, in and serving the Premises clean and unblocked.

(27)	Décor

To ensure that the decor and design of the exterior of the Premises are in accordance with plans and specifications previously submitted to and approved by the Landlord, and not to make any changes to such external parts without the prior written approval of the Landlord and to maintain the exterior in accordance with the approved plans and specifications.

(28)	Doors

To ensure that all doors of the Premises are safely and properly locked and secured when the Premises are not occupied.

(29)	Parking etc

Not to permit nor cause to be permitted the placing or parking of bicycles, motor cycles or scooters, trolleys and other wheeled vehicles and/or the stocking or storage or littering of goods or things in the Common Area, the corridors, passageways, pavements and the carparking areas and to keep all such internal and external parts of the Building clear and free of obstruction at all times. This sub-clause shall not apply to the placing or parking of bicycles, motor cycles or scooters, trolleys or other wheeled vehicles in the areas designated by the Landlord for the parking of such vehicles in accordance with the terms of the Landlord’s designation.

(30)	Unloading of goods

Not to permit vehicles while being used for delivery and pick up of goods to or from the Premises to be driven parked or stopped at any place or time within the Building except within the loading dock of the Building and except at such other place or places and at such time or times as the Landlord may specifically allow and the Tenant shall prohibit its employees service suppliers and others over whom the Tenant may have control from parking delivery vehicles during loading or unloading in any place other than the specifically approved loading dock and such other specifically approved places as aforesaid, and from obstructing in any manner howsoever the entrances exits and driveways in and to the common parking areas and also the pedestrian footways in or to the Common Area.

(31)	Obnoxious Fumes

Not to use any machinery substance or material in the Premises which may emit smoke or fumes or obnoxious smells.

(32)	Compliance with fire regulations

At all times during the Term and at the Tenant’s own cost and expense, to:-

(a)	take all necessary steps to ensure that fire hazards in the Premises are prevented or reduced to a minimum and keep within easy access in the Premises adequate fire fighting equipment;

(b)	install the required number of sprinklers, fire extinguishers, fire fighting or other fire protection equipment (the “fire protection equipment”) as may be considered adequate by the Landlord or the fire or other competent authority in compliance with the current security or fire safety regulations as prescribed by the fire or other competent authority from time to time;

(c)	test, service or otherwise conduct regular inspection of each of the fire protection equipment and maintain each of the fire protection equipment in good working order;

(d)	strictly adhere to and comply with any security measures or fire safety regulations which may be prescribed from time to time by the Landlord or the fire or other competent authority; and

(e)	permit the Landlord or the fire or other competent authority at any time and from time to time with or without prior notification, to enter upon the Premises to ascertain the Tenant’s compliance with the Tenant’s obligations under the preceding sub-clauses (b), (c) and (d);

(33)	Refuse

To provide separate and suitable water-tight receptacles with plastic liners for all waste and refuse produced or accumulated on the Premises and at the close of each day (or more often if necessary) remove the same to such area as shall be designated by the Landlord for such use by the Tenant.

(34)	Attire and behaviour of employees

To ensure that the Tenant’s staff employees and other workers are properly and cleanly attired at all times during business hours and to maintain a strict control over the Tenant’s staff employees and other workers involved in the Tenant’s business operations and to prohibit any staff employee or other worker of the Tenant from loitering or creating a nuisance in the Common Area or any part of the Building.

(35)	No private functions

Not to allow the Premises to be used for private functions without the prior written approval of the Landlord.

(36)	Transport of goods

Not to transport or convey in any manner its good and equipment on the passenger lifts of the Building and to use for such transport and conveyance only at the service lift or any such lifts as the Landlord may from time to time specify.

(37)	Machinery

Not, without the prior written consent of the Landlord, to bring or permit or suffer to be brought onto the Premises or any part of the Building used in common with the Landlord and other tenants any machines or machinery and not at any time to load or permit or suffer to be loaded on any part of the floors of the Building or the Premises to a weight greater than 7.5 KN per square metre on the 1st storey, 4th to 9th storey and 5.0 KN per square metre on the roof terrace and when required by the Landlord to distribute the load on any part of the floor of the Premises in accordance with the directions and requirements of the Landlord and in the interpretation and application of the provisions of this Clause relating to loading the decision of the Landlord shall be final and binding on the Tenant. Before any machine machinery safe equipment or goods is moved into or out of the Premises, to give to the Landlord due notice thereof and the moving of the same must be done under the supervision of a person nominated by the Landlord and at a time approved by the Landlord and at no other time and the Landlord may direct the routing installation and location of all such machines machinery safe equipment and goods and the Tenant shall observe and comply with all such directions. All costs and expenses incurred by the Landlord under this sub-clause shall be for the account of the Tenant.

(38)	Signs

(a)	Not to affix plant or otherwise exhibit or permit or suffer to be affixed painted or otherwise exhibited to or upon any part or on the exterior of the Premises or on windows or doors thereof or in any passages corridors or stairs or in or about any part of the Building without the prior written consent of the Landlord any sign light embellishment advertisement name notice or banner whatsoever save and except the Tenant’s nameplate or signboard of a size and form as shall be approved in writing by the Landlord, such consent not to be unreasonably withheld. The costs for making and maintaining such nameplate or signboard shall be borne by the Tenant and the nameplate or signboard shall be placed at a spot to be indicated by the Landlord.

(b)	In the event that any signage erected or installed by the Tenant is required by the Landlord or any government or other authority to be removed, the Tenant shall at the Tenant’s own cost and expense to remove such signage.

(c)	The Tenant shall at the Tenant’s own cost and expense remove such signage upon the expiry or sooner determination of the Term.

(d)	To pay to the Landlord all the expenses incurred by the Landlord for the fabrication and erection of a suitable signboard/ Tenant’s directory displaying the names of the Tenants of the Building.

(39)	Use of name of Building

Not without the prior written consent of the Landlord to use any name or description in the business of the Tenant similar to or bearing any resemblance to the name of the Building and, if granted, to discontinue the use of such name upon the determination of this Lease.

(40)	Unsightly objects

To keep the windows of the Premises closed at all times and not to erect or install any sign device furnishing ornament or object which, in the opinion of the Landlord, will impair spoil or detract from the architectural form or style or the general appearance of the Building or the Common Area generally.

(41)	Radio, television aerials card/coin phones

Not without the prior consent in writing of the Landlord to erect or place upon within or without the Premises any radio or television aerials or antenna or any loudspeaker screen or similar device or equipment or any card/coin phones nor any like media or equipment or any card/coin phones likely to be heard or seen from outside the Premises provided however that any consent so given as aforesaid may at any time be withdrawn where the Landlord so determines having regard to the interests of the Building as a whole and/or the rights or interests of other tenants occupiers or persons lawfully therein and such determination shall be final and conclusive.

(42)	Subletting and Assignment

Not to assign sublet or otherwise part with or share the actual or legal possession or the use of the Premises or any part thereof for any term whatsoever without the prior written consent of the Landlord. Where the Tenant is a corporation, any form of re-construction, re-organisation, amalgamation, takeover or change in any of the shareholders or any change of control affecting the existing constitution or structure of shareholdings of the Tenant shall be deemed to be an assignment within the meaning of this sub-clause and “change of control” shall mean any event vesting control in any person or persons who did not have control before that event

(43)	Avoidance of policy and increase of premia

Not to do or permit or suffer to be done anything whereby the policy or policies of insurance on the Building or any part thereof against loss or damage by fire or other risks for the time being subsisting may become void or voidable or whereby the rate of premium thereof may be increased and to make good all damage suffered by the Landlord and to repay to the Landlord all sums paid by the Landlord by way of increased premia and all expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by a breach or non-observance of covenant.

(44)	Conduct of Business

(a)	To conduct the Tenant’s business in accordance with good and ethical business practices and in an efficient, reputable and businesslike manner.

(b)	Not to solicit for business or display or distribute any advertising materials in the Common Area.

(45)	Compliance with Statutes

At all times during the Term at the Tenant’s cost and expense to promptly comply with all such requirements as may be imposed on the occupier of the Premises and the Building by any statute now or hereafter in force and any order rule regulation requirement and notice thereunder and to indemnify the Landlord against all costs claims liabilities fines or other expenses whatsoever, which may fall on the Landlord by reason of the Tenant’s or his servant’s or agent’s non-compliance thereof.

(46)	Information to Landlord

Should the Tenant receive any notice from the Landlord or any government or any statutory public or municipal authority with respect to the Premises, to give notice thereof forthwith in writing to the Landlord.

(47)	Rules and Regulations

To observe and perform and/or to cause all the Tenant’s independent contractors agents invitees or licensees to observe and comply with all rules and regulations from time to time made by the Landlord.

(48)	Access

Not to change or in any way vary the front of the Premises and the entrance door provided or approved by the Landlord for access to the Premises and not to install locks, bolts or other fittings to the said entrance door additional to those supplied or approved by the Landlord or in any way to cut or alter the said entrance door without first having obtained the written consent of the Landlord.

(49)	Subdivision

Not to make or effect or permit or suffer to be made or affected any subdivision of the Premises within the meaning of the Planning Act (Cap. 232).

(50)	Non-registration

The Tenant shall not register this Agreement nor shall the Tenant lodge or register any caveat with respect to its interest under this Agreement with the Singapore Land Authority.

(51)	Change of address and shareholding

To forthwith advise the Landlord in writing of any change in the address or registered office, as the case may be, of the Tenant and (if the Tenant is a company) of any change in the shareholding of the Tenant.

6.	TENANT’S INSURANCE

(1)	At all times during the Term and during any period of holding over the Tenant shall keep current:-

(a)	a public liability and worker’s compensation insurance policy for an amount of not less than Singapore Dollars One Million Only in joint names of the Landlord and the Tenant which shall be taken out with an insurance company approved by the Landlord;

(b)	an adequate insurance policy which shall be taken out with an insurance company approved by the Landlord on internal partitions and all goods stock-in-trade and assets belonging to or held in trust by the Tenant in the Premises against loss or damage by fire;

(c)	an adequate insurance policy which shall be taken out with an insurance company approved by the Landlord in the joint names of the Landlord and the Tenant in respect of all glass windows doors and walls in or on the Premises in such amount not less than the full insurable value against such risk as the Landlord may require;

(d)	occupier’s liability and product liability insurance;

(e)	insurance against loss of income due to fire or power failures in the Premises; and

(f)	insurance against all other risks commonly covered by persons carrying on the same business as that carried out by the Tenant in the Premises.

(2)	The Tenant shall forward to the Landlord the policies referred to above as well as the receipts for payment of premia in respect thereof.

7.	INDEMNITY

(1)	The Tenant shall indemnify and keep indemnified the Landlord from and against:-

(a)	all claims demands writs summonses actions suits proceedings judgements order decrees damages costs losses and expenses of any nature whatsoever which the Landlord may suffer or incur in connection with loss of life personal injury and/or damage to property (real or personal) arising from or out of any occurrence in upon or at the Premises and/or the use of the Premises and/or any part thereof by the Tenant and/or by any of the Tenant’s employees independent contractors agents invitees or licensees;

(b)	all loss and damage to the premises the Building and to all property therein caused directly or indirectly by the Tenant or the Tenant’s employees independent contractors agents invitees or licensees and in particular but without limiting the generality of the foregoing caused directly or indirectly by the use of misuse waste or abuse of water gas or electricity or faulty fittings or fixtures of the Tenant.

(2)	Without prejudice to the Landlord’s other rights, the Tenant will reimburse or indemnify the Landlord against all losses and damages suffered by the Landlord as a result of the Tenant’s breach or non-observance of any of the Clauses herein and/or the Tenant’s holding over after expiration the Term.

8.	YIELDING-UP, REINSTATEMENT AND REDECORATION

(1)	Yielding up the Premises

At the expiry or sooner determination of the Term, the Tenant shall yield up vacant possession of the Premises to the Landlord with all additions, improvements, fixtures and fittings whether or not installed by the Tenant (unless required by the Landlord to be removed) except the Tenant’s trade fixtures in good and tenantable repair and condition (fair wear and tear excepted) to the Landlord together with all the keys to the Premises and all doors therein, unless the Landlord requires the Tenant to reinstate the Premises at the Landlord’s option either to:-

a)	their original state as at the date the Tenant first took possession of the Premises to the satisfaction of the Landlord; or

b)	a bare condition to the satisfaction of the Landlord and;

c)	where the approval of any government or statutory authority is required for such removal or reinstatement, the Tenant shall procure the same.

(2)	Removal and Reinstatement

The Tenant shall carry out the removal and/or reinstatement mentioned in sub-clause (1) of this Clause:-

(a)	in the case of any mechanical electrical plumbing or air-conditioning work works or installations, by a nominated contractor of the Landlord appointed by the Tenant;

(b)	in all other cases, by a contractor appointed by the Tenant and approved by the Landlord under the supervision of the Landlord’s architect engineer and other consultant and pay for all costs fees and expenses of such architect engineer and other consultant and make good all damages done to the Premises by such removal or reinstatement prior to the expiry of the Term and if the Tenant shall fail to repair such damage the Landlord shall be entitled (though not obligated to do so) to repair such damage and all costs incurred for such repairs shall be deducted from the Deposit and if the deposit is insufficient to reimburse the Landlord for such repairs, the Tenant shall pay to the Landlord the difference within seven (7) days of the Landlord notifying the Tenant of the amount thereof.

(3)	Redecoration

Without prejudice to the preceding clause 9(1) or 9(2), the Tenant shall redecorate the Premises to the satisfaction of the Landlord immediately prior to the expiry or sooner determination of the Term. For the purposes of this sub-clause, “redecorate” and “redecoration” shall include the washing of the whole of the interior of the Premises, the repainting with two coats of oil paint or emulsion paint or other appropriate treatment of all of the internal parts of the Premises previously so treated and also the replacing fixtures and fittings, wherever applicable which in the opinion of the Landlord are worn out or damaged and in need of replacement.

(4)	If the Tenant shall fail to carry out the removal and reinstatement mentioned in sub-clauses (1) and (2) of this Clause or the redecoration mentioned in sub-clause (3) of this Clause, the Tenant shall pay or reimburse the Landlord the costs of such removal reinstatement and/or redecoration carried out by the Landlord (who shall not be obliged to do so) together with such other amounts which the Landlord would have been entitled to receive from the Tenant if the Premises had been held over by the Tenant after expiry or sooner determination of the Term without the consent of the Landlord for the period within which such removal reinstatement and/or redecoration is effected by the Landlord or until the Premises are re-occupied, whichever shall come first

9.	LEGAL COSTS AND GST

(1)	The Tenant shall pay all legal costs (including the Landlord’s solicitors’ charges) stamp duty and all other disbursements and out-of-pocket expenses incurred in the preparation and completion of the Agreement or any other document(s) as may be required by the Landlord to be executed, and in connection with any amendments assignment sub-letting enforcement or termination thereof otherwise than by effluxion of time or with any claim or legal proceedings which may be brought by the Landlord against the Tenant in connection with or arising out of this Agreement or the said other document(s).

(2)	For the avoidance of doubt, the Tenant’s agreement hereunder to pay the legal or other fees costs and expenses incurred by the Landlord shall be construed as entitling the Landlord to taxation (where it is applicable) of those fees costs and expenses on a full indemnity basis.

(3)	Goods and Services Tax

In the event that any goods and services tax or any other taxes levies or charges whatsoever now or hereafter required by law to be paid on or in respect of any sums payable to the Landlord on any other matters under or relating to this Agreement, the same shall (except to the extent prohibited by law) be borne by the Tenant and the Tenant shall pay to the Landlord on demand a sum equivalent to the amount of such goods and services tax or other taxes, levies or charges (or such part thereof which the law does not prohibit the Landlord from collecting from the Tenant) in addition to all other sums payable to the Landlord under this Agreement.

10.	LANDLORD’S COVENANTS

Subject always Clause 13(9), the Landlord hereby covenants with the Tenant as follows:-

(1)	Common Area

To maintain and keep the Common Area of the Building sufficiently lighted and in good repair and condition including the repainting and refurbishing of the same or any part thereof at such times and in such manner as the Landlord shall determine or as directed by government or statutory authority.

(2)	Taxes

To pay all present and future rates taxes assessments and outgoings imposed upon or in respect of the Building or any part thereof save and except those herein agreed to be paid by the Tenant.

(3)	Insurance

To insure and keep insured the Building (excluding all items to be insured by the Tenant) against damage by fire or such other risks as the Landlord may deem fit and adequate.

(4)	Quiet Enjoyment

That the Tenant paying the rent and service charge hereby reserved and performing and observing the several covenants herein contained and on its part to be observed and performed shall peaceably hold and enjoy the Premises without any interruption from the Landlord or any person claiming under or in trust for it.

11.	TERMINATION

(1)	Determination and Right of Re-entry

If the rent and/or service charge hereby reserved or any part thereof shall at any time by unpaid for fourteen (14) days after the same shall have become due (whether formally demanded or not) or if any covenant on the Tenant’s part herein contained shall not be observed or performed or if the Tenant being a company shall go into liquidation whether voluntarily or compulsorily or a receiver shall be appointed or its undertaking property or assets of the Tenant shall be placed under the judicial management of a judicial manager or the Tenant being a sole-proprietor or a partnership shall have a receiving order made against any of them or if any of them be adjudicated a bankrupt or if the Tenant shall make any arrangement or composition with creditors or if any execution or attachment shall be levied upon or issued against any of the property or assets of the Tenant and shall not be paid off or discharged within seven (7) days thereof, then and in any one of such events it shall be lawful for the Landlord at any time thereafter to terminate this Agreement by service of three (3) days’ notice on the Tenant and thereafter (without further notice) by re-entering upon the Premises or any part thereof in the name of the whole. Such re-entry may be effected by changing the locks or adding additional locks to the entrances and exit of the Premises and/or by any acts of re-entry by which the Landlord exercise re-possession of the Premises, recognised by law. Upon the above mentioned service of notice or re-entry, whichever is the earlier, the Term shall forthwith be absolutely ceased and determined. The Landlord shall be entitled to forfeit the deposit in full upon such termination and the Tenant shall in addition pay to the Landlord compensation for the loss suffered by the Landlord as a result of the Tenant’s breach, if any, and from such termination, including but not limited to rent and service charge payable by the Landlord had the Term been completed and all other expenses incurred by the Landlord consequential upon the termination including all costs and expenses to secure another tenant for the Premises. The foregoing shall be without prejudice to the right of action of the Landlord in respect of any antecedent breach of the Tenant’s covenants herein contained (including the breach giving rise to the termination).

(2)	Interest on Arrears

In addition and without prejudice to any other rights arrears powers or remedies of the Landlord the Tenant shall pay to the Landlord interest at the rate of fourteen per cent (14) per annum (before as well as after judgment) on any moneys due and unpaid for fourteen (14) days by the Tenant to the Landlord pursuant to this Agreement, such interest to be computed from the due date(s) for the payment of the moneys in respect of which the interest is chargeable until the payment of such moneys in full. The interest herein shall be compounded monthly and the Landlord shall be entitled to recover such interest from the Tenant as if such interest were rent in arrears. Provided that nothing in this sub-clause shall entitle the Tenant to withhold or delay any payment of the rent or service charge or part thereof or any other sum due under this Agreement after the date upon which it falls due or in any way prejudice affect or derogate from the rights of the Landlord in relation to such non-payment including (but without prejudice to the generality of the above) the proviso for re-entry contained in this Agreement. Where a Tenant who is in arrears of rent, makes any payment to the Landlord, the Landlord shall have the absolute discretion to allocate the payment either to satisfy arrears of rent or accrued interest in any proportion the Landlord sees fit regardless of the Tenant’s instructions.

(3)	Removal of Tenant’s goods

(a)	Notwithstanding anything herein contained if this Agreement shall for any reason come to an end whether by effluxion of time or otherwise and the Tenant shall fail to remove all its goods (which expression where hereinafter used shall include all merchandise stock-in-trade equipment machinery and personal property of every description from the Premises forthwith or if the Tenant shall abandon the Premises forthwith or if the Tenant shall be deemed to have abandoned the Premises forthwith or the Tenant shall be in arrears of rent and/or service charge or terminated this Agreement unilaterally then and in any of the said cases it shall be lawful for the Landlord to sell (though it shall not be obliged to do so) or otherwise dispose of the goods of the Tenant in the Premises at such time or times and at such price or prices as the Landlord shall think fit and without prejudice to the other rights and remedies of the Landlord, the Landlord shall after payment out of the proceeds of sale the costs and expenses connected with the sale apply the net proceeds of sale towards payment of all arrears of rent and the interest thereon and all other sums of money due and payable by the Tenant to the Landlord under this Agreement and the balance (if any) shall be paid over to the Tenant but if the Tenant cannot be found or if the Tenant leaves no forwarding address, or if the Landlord’s cheque for the balance (if any), having been delivered by AR Registered to the Tenant’s last known address in accordance with Clause 14 is not presented before the expiry of the cheque, then the balance of the net proceeds shall belong to the Landlord absolutely.

(b)	The Tenant shall indemnify the Landlord against any liability incurred by it to a third party whose property shall have been sold by the Landlord in the bone fide mistake (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this sub-clause.

12.	RIGHTS OF LANDLORD

(1)	Untenantability

In the event that the Premises or the Building or any part thereof shall be damaged or destroyed by fire flood lightning storm tempest or other cause so as to render the Premises inaccessible or substantially unfit for occupation and use (except where such damage or destruction has been caused by the act or default of the Tenant its servant independent contractor agent visitor invitee or licensee):-

(a)	the rent and service charge hereby covenanted to be paid or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Premises shall again be rendered accessible or fit for occupation and use, and any dispute concerning this Clause shall be determined by arbitration;

(b)	where the Landlord in its absolute discretion shall decide that the Building or the Premises are so badly damaged that the rebuilding or reconstruction thereof in its previous form will be impracticable or undesirable, the Landlord may within ninety (90) days after such damage or destruction has been sustained give notice to the Tenant in writing to terminate this Agreement and upon such notice being given, this Agreement shall terminate and the Tenant shall forthwith (if still in occupation) vacate the Premises without compensation from the Landlord but such termination as aforesaid shall be without prejudice to the rights of the Landlord in respect of any antecedent breach by the Tenant of any of its covenants herein contained;

If, after the Premises or any part thereof shall have been damaged or destroyed as aforesaid, the Landlord decides, at its absolute discretion, to proceed with the rebuilding or reinstatement of the same, all insurance moneys payable pursuant to any insurance effected by the Tenant pursuant to this Agreement in respect of all plate glass, fixtures and fittings and installations at the Premises (and any additional insurance as may have been required by the Landlord) shall be applied towards such reinstatement and repair. If, after the said damage or destruction, this Agreement is determined in accordance with this Sub-Clause (2) of this Clause 13, all insurance moneys payable pursuant to any insurance effected by the Landlord in respect of the Premises shall belong to the Landlord solely.

(2)	Refusal of Access

Notwithstanding anything herein contained, the Landlord shall have the right at all times to refuse access to the Building or otherwise control such access in respect of any person whose presence in the Building may in the judgment of the Landlord be prejudicial to the safety character reputation and interest of the Building and its tenants or occupiers.

(3)	Waiver of Covenant

a)	In respect of any continuing or subsequent default breach or non-observance or non-Performance:-

i)	no condoning excusing indulgence or extension of time granted by the Landlord to the Tenant; and nor

ii)	any oversight by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations hereunder

No waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord.

b)	Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and shall in no way operate as a waiver or release of any of the provisions hereof, nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in future, unless expressly so extended.

(4)	Change of Name of Building

The Landlord shall at any time during the Term be entitled to change the name number or designation by which the Building is known on giving reasonable notice to the Tenant and in respect thereof the Landlord shall not be liable to the Tenant for any claim or damage whatsoever or be liable for costs or expense of whatsoever nature incurred by the Tenant as a result of such change.

(5)	Change of Use of Part of the Building

The Landlord shall have the right at all times without obtaining any consent from or making any arrangement with the Tenant, to alter, reconstruct or modify in any way whatsoever or change the use of parts of the Building, the use of which is granted in common with others so long as proper means of access or egress from the Premises are afforded and essential services are maintained at all times.

(6)	Changes to the Building

a)	The Landlord shall be entitled to improve, extend, vary, renovate, reduce or carry out any alteration works to any parts of the Building or agree to any of the same as it shall deem fit in its absolute discretion, notwithstanding that such works may affect the Tenant’s enjoyment of the Premises

(c)	Notwithstanding any other provision in this agreement, the Landlord shall have the right from time to time to improve extend or reduce the Building or in any manner whatsoever alter or deal with the Building including the Premises or any part thereof. The Tenant agrees and acknowledges that during the said Term the Landlord may carry out major renovation alterations in the Building that may adversely affect the Tenant’s shopfront and/or reduce the area of the Premises and the Tenant hereby undertakes that it will extend its full co-operation to the Landlord. In the event that the changes results in the reduction in area of the Premises permanently or temporarily (as may be appropriate) the monthly rent and service charge shall be reduced appropriately. Provided that in exercising such right the Landlord will endeavour to cause as little inconvenience to the Tenant as is practicable in the circumstances. Notwithstanding anything herein contained, the Landlord shall not be liable to the Tenant or others nor shall the Tenant make any claim against the Landlord for any loss, damage inconvenience, distress, interruption and/or any act or omission or negligence in or about or resulting from the works carried out pursuant to this sub-clause in respect of the Building and/or the Common Area.

(7)	No Rights of Tenant to Enforce the Agreements relating to other portions of Building

Nothing herein contained shall confer on the Tenant any right to enforce any covenant or agreement relating to other portions of the Building demised by the Landlord or limit or affect the rights of the Landlord in respect of any such other premises to deal with the same and impose and vary such terms and conditions thereof in any manner as the Landlord may think fit.

(8)	Change of Location of Entrances, etc.

The Landlord shall have the right at any time without the same constituting an actual or constructive eviction of the Tenant, and without incurring any liability to the Tenant therefor, to change or agree to change the arrangement and/or location of entrances exits passageways doors doorways partitions landings staircases lobbies lifts toilets and other public parts or Common Area of the Building or any of the services or any apparatus and other common facilities serving the Building, to increase or reduce the total net floor area approved for “Business 1 Zone” use within the Building, or enlarge, vary or reduce the size of the units in the Building, whether or not such alteration shall affect the floor area, configuration, location of, access and entrances to the Premises.

(9)	Landlord not liable

(a)	The Landlord and its officers, servants, employees or agents shall not be liable or in any way responsible to the Tenant or any of the Tenant’s employees independent contractors agents, invitees or licensees or to any other person for:-

(i)	any death, injury or damage to or loss of any property or sustained by the Tenant, or such other persons as aforesaid or any consequential loss, caused by, or through, or in any way owning to the short circuit of electrical wiring, explosion, falling plaster, steam, gas, electricity, sprinkler, rain (plumbing or other pipe and sewerage system leaks), overflow of water from any part of the Building (including the Premises) or the roof, the street, sub-surfaces or any other places, dampness or any appurtenances being out of repair;

(ii)	any death, damage, injury or loss caused by other tenants or persons in the Building or other buildings or operations in the neighbourhood;

(iii)	any diminution or obstruction of the light, air or view by any structure which may be erected on the lands within or adjacent to the Building; and

(iv)	any damage to or loss of any goods or property sustained in the Building (including the Premises) caused by the negligence of security personnel or the failure of any security system for which the Landlord is in any way responsible.

(b)	No Claim by Tenant

Notwithstanding anything herein contained the Landlord shall not be liable to the Tenant, nor shall the Tenant have any claim against the Landlord in respect of:-

(i)	any interruption in any of the services hereinbefore mentioned by reason of necessary repair replacement or maintenance of any installation or apparatus or any part thereof or damage thereto or destruction thereof by fire, escape of water, riot, act of God or other cause beyond the Landlord’s control or by reason of mechanical or other defect or breakdown or other inclement condition or shortage of manpower fuel materials electricity or water or by reason of labour dispute or any other interruption beyond the control of the Landlord (including but not limited to fire, floor, act of God, escape of water, riot, civil commotion, curfew, emergency, labour disputes or shortage of manpower, fuel, materials, electricity, gas or water);

(ii)	any act, omission, default, negligence or misconduct of the Landlord or any employee, invitees, licensee, porter attendant or other servant or independent contractor or agent of the Landlord in or about the performance or purported performance of any duty relating to the provision of any of the services supplied by the Landlord to tenants and occupiers of the building.

(iii)	Any damage injury or loss arising out of the leakage from the piping wiring and sprinkler system in the Building and/or the structure of the Building.

14.	SERVICE OF NOTICE

Service of any notice or other documents under or relating to the provisions of this Agreement shall be sufficiently served if sent to the Tenant at the Premises or to the Tenant’s registered office in Singapore (if the Tenant is a company) or to the Tenant’s last known address in Singapore by fax, by ordinary post or by hand delivery and any notice or document to the Landlord shall be sufficiently served if sent to the Landlord’s registered office in Singapore by AR registered post.

15.	CONTINUING EFFECT

The obligations of the Tenant in this Agreement shall not be extinguished by the determination of the Term whether by effluxion of time or otherwise but shall continue until the obligations have fulfilled by the Tenant.

16.	LANDLORD’S RIGHT OF ASSIGNMENT

The Landlord shall be entitled to assign all or any part of the Landlord’s interest under this Agreement and upon such assignment to transfer the deposit or any part thereof to any such assignee without notice to the Tenant and upon assignment all the Landlord’s covenants and obligations under this Agreement shall cease forthwith and the Tenant hereby agrees upon such assignment to release the Landlord from all the Landlord’s covenants and obligations herein including the covenant to refund the deposit

17.	NO REPRESENTATION

The Tenant acknowledges and declares that no promise representation warranty or undertaking has been given by or on behalf of the Landlord in respect of the suitability of the Premises or the Building for any business to be carried on therein or to the fittings finishes facilities and amenities of the Premises or the Building or as to other businesses to be carried on in the Building.

18.	GOVERNING LAW

The validity, construction, interpretation and enforcement of this Lease and any document or agreement contemplated herein and all rights, remedies, powers, obligations and liability hereunder shall be governed by the laws of the Republic of Singapore.

19.	NOTICE OF VACANCY

Six (6) months prior to the expiry of the Term, the Landlord shall be entitled to exhibit outside the Premises or on the doors thereof a notice stating that the Premises are to be vacant and available for letting and the Tenant shall permit all prospective tenants or purchasers of the Premises accompanied by a representative of the Landlord free ingress to and egress from the Premises for the purpose of viewing the Premises.

20.	OPTION TO RENEW

The Landlord shall at the written request of the Tenant made not less than six (6) months before the expiration of the Term and if there shall not be the time of such request or at any time during the Term by any existing breach or non-observance of any of the covenants and conditions on the part of the Tenant to be observed and performed herein contained and at the Tenant’s expense grant to the Tenant a lease for a further term of two (2) years for the Premises at the rent to be determined by the Landlord at the time of exercise of option to renew but otherwise on the same terms as herein provided except for the fitting out provisions and the option to renew, and with such amendments and modifications as are necessary to take into account the revised rent and service charge and as the Landlord may deem necessary. Within two (2) weeks of the receipt of the Landlord’s notification of the revised rent and service charge, the Tenant shall in writing inform the Landlord whether the revised rent and service charge are acceptable or otherwise. If the revised rent and service charge are not acceptable to the Tenant and/or if the Tenant shall fail to so inform the Landlord or to sign the tenancy agreement for the renewed term and/or to pay any additional deposit, legal costs or stamp duty or other sum payable upon such renewal within the period stipulated by the Landlord then this option shall lapse and the Landlord shall be free of all obligations whatsoever to grant to the Tenant a further term.

21.	BREACH BY OTHER TENANT OF RULES AND REGULATIONS

The Tenant shall have no claim whatsoever against the Landlord for any loss or damage that it may suffer or incur as a result of a breach by any other occupier or tenants of the Building or their servant, employee, agent, invitee, licensee or contractor, of any of the rules and regulations made by the Landlord from time to time.

22.	RIGHT TO DISTRAIN

It is hereby expressly agreed that all monies payable under this Lease by the Tenant to the Landlord, including but not limited to the rent and service charge or any part thereof, increases in property tax payable by the Tenant, goods and services tax, interest payable on monies which are due but unpaid under Clause 12(2) herein and costs and expenses payable by the Tenant to the Landlord, shall be deemed to be rent recoverable in the manner provided in the Distress Act (Cap. 84). For the purposes of the said Act and for the purposes of any right or remedy which the Landlord wishes to exercise all such monies shall be deemed to be rent in arrears if not paid at the times and in the manner provided in the Lease. All costs and expenses (including all legal costs and charges on a solicitor and client or indemnity basis) incurred pursuant to, or in any way arising in relation to, any step taken by the Landlord in the exercise of its rights under the said Act, or pursuant to any other right or remedy available to the Landlord, shall be payable by the Tenant, and insofar as such sums are not recovered under such distrain, they shall be recoverable as a debt from the Tenant to the Landlord.

23.	SEVERABILITY

If any one or more of the provisions contained in this Agreement shall be deemed invalid unlawful or unenforceable in any respect under any applicable law, the validity legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

24.	EXCLUSION OF THE CONTRACT (RIGHTS OF THIRD PARTIES) ACT

The Contracts (Rights of Third Parties) Act (Chapter 53B) does not apply to this Agreement.

25.	INTERPRETATION

(1)	In the interpretation of this Agreement the following words and expressions shall where the context so admits have the following meaning:-

“Common Area”	means those parts areas premises and facilities of and in the Building or the land on which it is erected which are not leased or intended to be leased by the Landlord to the Tenant or to any other tenant and which are now or hereafter provided by the Landlord for the common use by tenants of premises in the Building and the respective employees invitees and licensees in common with the Landlord and all other persons having the like right to use the same (including but without limiting the generality of the foregoing all roads walls carparks walkways pavements passages entrances courts halls toilets stairways escalators elevators and gardens and such other areas amenities grounds and conveniences from time to time provided prescribed or made available by the Landlord for the common or general use of benefit of tenants or occupiers of the Building and all other persons having the like right);

“Dollars”	means Singapore Dollars and the sign “$” shall have the corresponding meaning;

“month”	means a calendar month; and

“Pipes”	means all pipes sewers drains gutters watercourses flues main ducts conduits wires and all other conducting media and any other ancillary apparatus

“Term”	means the term created by this Agreement

All references to the approval or consent of the Landlord herein shall mean the written approval or consent of the Landlord and shall include any conditions as may be imposed by the Landlord.

(2)	Schedules and Annexures

The Schedules and Annexures hereto shall be taken, read and construed as parts of this Agreement and the provisions hereof shall have the same force and effect as if expressly set out in the body of this Agreement.

(3)	Clauses and Marginal Notes

The clause and marginal notes of this Agreement are for ease of reference only and shall not be taken into account in the construction or interpretation of any covenant, condition or proviso to which they refer.

References in this Agreement to a clause or Schedule are references where the context so admits to a clause or Schedule in this Agreement. References in a clause to paragraph are (unless the context otherwise requires) references to a paragraph of that clause, and references in a Schedule to a paragraph are (unless the context otherwise requires) references to a paragraph of that Schedule.

(4)	Singular and plural meanings

Words in this Agreement importing the singular meaning shall where the context so admits include the plural meaning and vice versa.

(5)	Statutes and Statutory Instruments

References in this Agreement to any statutes or statutory instruments shall include and refer to any statute or statutory instrument amending, consolidating or replacing them respectively from time to time and for the time being in force.

(6)	Gender

Words in this Agreement for the masculine gender shall include the feminine and neuter gender and vice versa and words denoting natural persons shall include corporations and firms and shall such words shall be construed interchangeably in the manner.

IN WITNESS the hands of the parties hereto.

SIGNED BY	)
For and on behalf of the Landlord	)
PLATINUM28 PTE LTD	)
In the presence of:-)

/s/ Trisno Widjaja
Witness	Authorised Signature - Trisno Widjaja
Name:	& Company Stamp

SIGNED BY	)
For and on behalf of the Tenant	)
EVVO LABS PTE LTD	)
In the presence of:-)

/s/ Audrey Teo	/s/ Ryan Wong
Witness	Authorised Signature
Name: Audrey Teo	Name : Ryan Wong
NRIC or Passport No:	NRIC No:

Company Stamp

THE SCHEDULE ABOVE REFERRED TO

1.	THE PREMISES

All those premises, being the area edged red on the plan annexed hereto and numbered as Unit #05-07 containing an estimated area of approximately 1,647 square feet or thereabouts which premises are on the 5th storey of the building known as 28 Genting Lane, Platinum28, Singapore 349585.

2.	TERM AND COMMENCEMENT DATE

Term of Twenty-Four (24) months commencing on 01st January 2024 to 31th December 2025

3.	RENT

S$2,964.60 per month calculated at the rate of S$1.80 psf subject to adjustment as provided in Clause 12(8) of this Tenancy Agreement

4.	SERVICE CHARGE

S$1,317.60/- per month calculated at the rate of S$0.80 per square foot subject to revision and adjustment as provided in Clause 3 of this Tenancy Agreement

5.	DEPOSIT

S$12,846.60/- subject to adjustment as provided in Clause 4 of this Tenancy Agreement.

6.	PERMITTED USE

“Business 1 Zone” use as prescribed.

Not without the prior consent in writing of the Landlord to use or permit to be used the Premises or any part thereof for any use whatsoever other than the business activities in connection with and for the purpose of the Tenant’s Business or such change as approved by the Landlord, the NEA, URA and other relevant government authorities. The Tenant is also to comply and maintain with Urban Redevelopment Authority (URA)’s development control requirement as follows: 60% - 60% of gross floor area for Light Industrial usage i.e. Light Assembly Works/ Packing & Unpacking/ Storage etc; 40% - The remaining 40% of gross floor area is for ancillary uses such as Ancillary Office.

7.	NAME AND STYLE

EVVO LABS PTE LTD

8.	CONFIDENTIALITY

The terms and conditions of this offer and any subsequent correspondence and financial information is for the attention of the party to whom it is addressed. Neither the whole nor any part of this Agreement or subsequent correspondence and financial information may be submitted or conveyed to any third party either in writing, or orally for a period of one (1) years after the expiry date, without the prior consent and agreement of the Landlord.

FLOOR PLANS

N
Unit 08
1,109 sq ft
(103 sq m)
Unit 01
1,087 sq ft
(101 sq m)
Unit 02
1,862 sq ft
(173 sq m)
LIFT LOBBY
Unit 07
1,647 sq ft
(153 sq m)
Unit 06
1,302 sq ft
(121 sq m)
Unit 05
1,281 sq ft
(119 sq m)
Unit 04
1,281 sq ft
(119 sq m)
Unit 03
1,410 sq ft
(131 sq m)

STOREY 5